UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 14, 2006

BEVERLY HILLS BANCORP INC.

DELAWARE	0-21845	93-1223879
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

23901 Calabasas Road, Suite 1050 Calabasas, CA	91302
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 223-8084

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act of 1933 (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(e) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

Beverly Hills Bancorp Inc. (the “Company”) is actively attempting to sell the Beverly Hills Branch of its subsidiary bank, First Bank of Beverly Hills (the “Bank”). If this branch is sold, the Bank would retain its name and continue to employ the same deposit-gathering strategy at its retail Calabasas branch.

The Company has received bids to purchase the branch and intends to negotiate with one or more of the prospective purchasers for the sale. Based on the bids, the Company anticipates that it would receive a premium ranging from $8.0 million to $8.8 million for the sale of the branch; the actual amount of the premium will be based upon the amount of deposits in the branch at the closing and the premium rate. At March 31, 2006, the Bank had $157.2 million in deposits at the branch. A sale at a premium in the range described above would generate a pre-tax profit ranging from approximately $4.9 million to $5.7 million.

The Company has not entered into a binding agreement for the sale of the branch, and no assurance can be given that it will enter into such agreement or that it will sell the branch, or that any sale would result in a pre-tax gain within the range set forth above.

The information contained in Item 7.01 of this report shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, unless the Company specifically states that the information is to be considered “filed” under the Exchange Act or incorporates it by reference into a filing under the Securities Act of 1933 or the Exchange Act. By filing this report under Item 7.01 and furnishing this information, the Company makes no admission as to the materiality of any information in this report that is required to be disclosed solely by Item 7.01.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 14, 2006	BEVERLY HILLS BANCORP INC.
Registrant

/s/ Larry B. Faigin
Larry B. Faigin
CHIEF EXECUTIVE OFFICER